Exhibit 10.2
RealPage Confidential
Management Incentive Plan
Approved by Compensation Committee 02/17/2011
RealPage 2011
Management Incentive Plan

Participant	EMPLOYEE NAME	Division	DIVISION
Target Award % (1)	PERCENTAGE	Eligibility Date:	DATE

Criteria	Weight	Target
Corporate Revenue	XX%	Each criterion has a target, a minimum, and a maximum. The target pays out at 100%. The minimum is 0% and the maximum is 200%.
Corporate EBITDA	XX%
Divisional Revenue	XX%
Divisional Profit	XX%
Individual Performance (4)	XX%	See Below

(1)	Target Award % represents the percentage of base salary earned during the eligible portion of the year which is achieved at target.

(2)	Corporate Revenue & EBITDA objectives are confidential and will not be disclosed until year end results are released. Divisional revenue & profit objectives may be disclosed, but should be kept strictly confidential.

(3)	Targets (including minimums and maximums) and awards may be adjusted by the compensation committee based on (i) risk assessment inherent in the target and (ii) special circumstances that were not anticipated when the targets were established.

(4)	Achievement of strategic goals & initiatives identified in the individual’s MIP plan as well as individual performance ratings and rankings will be used in the calculation of the individual rating.
The 2011 RealPage Management Incentive Plan (“MIP”) is intended to reward mid-level and senior managers with bonus compensation based on the achievement of corporate, group, departmental and individual objectives. To be eligible to earn bonus awards under this plan, a participant must:
i.	be a regular, full-time employee for at least 3 months during 2011;

ii.	be a regular, full-time employee on the date of payment of each award;

iii.	be a senior manager grade E13 or above;

iv.	not be on another incentive plan; and

v.	achieve an individual performance rating above 3.5.
In addition, to be eligible to receive a bonus, minimum 2011 Revenue and EBITDA objectives for the Company must be met.
A new manager will be eligible to initiate participation in the MIP beginning the first full month after the individual’s date of hire or promotion. Bonus awards will be prorated for the period of time the participant is a member of the plan; e.g., the bonus for a qualified manager hired on June 23rd would be prorated by 50%. Determination of how much is awarded to each participant is a function of up to five criteria. Achievement of objectives and goals will be determined by the Compensation Committee of the Board of Directors based on recommendations made by the President. Possible ratings range from 0% to 200% for each category. Awards will be made when declared in cash less required taxes and withholdings.
Example
Assume annual base salary earned during the year for a manager is $100K. The target award for this individual is 20% of base salary. Participant in the plan is based on the following weightings:

Corporate Revenue	15%
Corporate EBITDA	10%
Divisional Revenue	30%
Divisional Profit	20%
Individual Performance	25%
The compensation committee of the Board of Directors determines corporate revenue objective is halfway between the 100% and 200% target, so this rating is 150%. EBITDA is also halfway between 100% and 200% goal so this rating is 150%. The division achieves both its revenue and profit goals, but does not exceed them. The employee’s individual performance achievement was worth 125% of the individual target. The bonus award for this individual would be computed as follows:

(1) Bonus based on corporate revenue achievement	=	$100,000 * .2 * .15 * 1.50	=	$4,500
(2) Bonus based on corporate EBITDA achievement	=	$100,000 * .2 * .10 * 1.50	=	$3,000
(3) Bonus based on divisional revenue achievement	=	$100,000 * .2 * .30 * 1.00	=	$6,000
(4) Bonus based on divisional profit achievement	=	$100,000 * .2 * .20 * 1.00	=	$4,000
(5) Bonus based on individual goals & initiatives	=	$100,000 * .2 * .25 * 1.25	=	$6,250

Total Award				$23,750

RealPage Confidential
Management Incentive Plan
Approved by Compensation Committee 02/17/2011
Additional Terms and Conditions:
All payments under the Management Incentive Plan shall be subject to standard withholding policies of the Company, including, without limitation, withholding for Federal Income Tax, FICA, Medicare, etc.
The Management Incentive Plan may be modified or terminated from time to time or at any time by the Company or the Compensation Committee at the Company’s or the Compensation Committee’s sole discretion.
Unless provided otherwise a written employment agreement executed by the participant and an authorized representative of the Company, all participants in the Management Incentive Plan are employed “at will” and may be terminated at any time, at the sole discretion of the Company. The Management Incentive Plan does not constitute an employment agreement, nor does it constitute a guarantee of continued employment.
A participant must be employed by the Company as a regular full-time employee on the date of any payment under the Management Incentive Plan.
This Management Incentive Plan is only effective for calendar year 2011.
By executing this Management Incentive Plan, the undersigned acknowledges that (s)he has read the MIP, understands the MIP and agrees to be bound by the provisions of the MIP.

Employee Name

DATE